Garrick Clayton
6311 Driftwood Drive
Midland, Texas 79707

October 27, 2008

Forster Drilling Corporation
2425 Fountain View #305
Houston, TX 77057

Dear Board of Directors:

Accept this letter as official notice of my resignation. As you know, the company has been diligently working towards cost control and profit generation. I am very proud of the progress we have made and have always made very specific efforts to ensure correct decisions are made and that they are in the best interest of the company.

Although I am very proud of the progress we have made, I feel there are conflicts existing regarding corporate governance and path to success. I feel it is in the best interest of the company to excuse myself to allow others to continue who are more inline with the beliefs and ideals of the Board.

My last day at Forster Drilling will be the end of business day Monday, October 27, 2008.

Sincerely,

Garrick Clayton
All Capacities